EXHIBIT 8

AGREEMENT RELATED TO STOCK PURCHASE

THIS AGREEMENT RELATED TO STOCK PURCHASE (the “Agreement”) is made and entered into as of November 10, 2003 (the “Execution Date”) by and between TULARIK INC., a Delaware corporation having its principal place of business at 1120 Veterans Boulevard, South San Francisco, CA 94080 (the “Company”), and AMGEN INC., a Delaware corporation having its principal place of business at One Amgen Center Drive, Thousand Oaks, CA 91320-1799 (“Amgen”). The Company and Amgen are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, the Company proposes to issue shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), in an underwritten public offering commencing on November 10, 2003 that has been duly registered under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to that certain Registration Statement on Form S-3 (Registration No. 333-67366), originally filed by the Company with the Securities and Exchange Commission (the “SEC”) on August 13, 2001 (the “Offering”); and

WHEREAS, the Company is willing to permit Amgen to acquire shares of Common Stock in connection with the Offering (such shares, the “Purchased Shares”); and

WHEREAS, Amgen has placed a non-binding order to acquire the Purchased Shares, subject to the satisfaction of the conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals and the following mutual promises and covenants, and intending to be legally bound hereby, the Parties agree as follows:

1. Purchased Shares. Amgen has placed a non-binding order to acquire Purchased Shares. Amgen agrees that it will not acquire in the Offering more than the percentage of the aggregate number of shares of Common Stock being offered in the Offering (including the primary offering and any over-allotment) that is equal to the percentage of Common Stock beneficially owned by Amgen immediately prior to the commencement of the sale of shares of Common Stock in the Offering, without the prior written consent of the Company.

2. Representations and Warranties.

(a) Reliance. In the event Amgen acquires Purchased Shares, the Company hereby agrees that Amgen shall receive the benefit of, and be entitled to rely upon, the representations and warranties made by the Company to the underwriters of the Offering (the “Underwriters”) in the underwriting agreement and other agreements entered into between the Company and the Underwriters in connection with the Offering (the “Underwriting Agreements”) to the same extent as the Underwriters, as if the Company had made such representations and warranties directly to Amgen on and as of each date Amgen acquires Purchased Shares. The representations and warranties made by the Company in the Underwriting Agreements are hereby incorporated by reference into this Agreement for all purposes as if fully contained herein; provided, however that, except with respect to the representations and warranties in Sections 3(a), 3(b), 3(f), 3(r) and 3(t) of the underwriting agreement entered into between the Company and the Underwriters in connection with the Offering, (i) references in the Underwriting Agreements to the Underwriting Agreement shall be deemed to be references to this Agreement and (ii) references in the Underwriting Agreements to the Shares shall be deemed to be references to the Purchased Shares.

(b) Additional Representations and Warranties. The Company hereby represents and warrants to Amgen the following as of the date hereof and as of each date, if any, that Amgen acquires Purchased Shares:

(i) Organization, Standing and Powers. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

(ii) Compliance with Laws; Legal Consents. All consents, approvals, authorizations and all other requirements prescribed by any law, rule or regulation which must be obtained or satisfied by the Company and which are necessary for the execution and delivery by the Company of this Agreement, and any other documents to be executed and delivered by the Company in connection herewith and in order to permit the consummation of the acquisition of the Purchased Shares by Amgen and the other transactions contemplated hereby and thereby, have been obtained and satisfied, except where the failure to obtain such consents, approvals or authorizations would not (A) prevent or materially delay consummation of the transactions contemplated under this Agreement or the agreements contemplated hereby, (B) otherwise have a material adverse effect on the ability of the Company to perform its obligations under this Agreement or the agreements contemplated hereby and (C) individually or in the aggregate, result in any change, event, development, effect or condition that is or is reasonably likely to be materially adverse to the assets, liabilities, business, financial condition or results of operations of the Company (each of the foregoing items in (A), (B) or (C) being referred to herein as “Material Adverse Effect”).

(iii) Authorization.

(A) The Company has full legal right, power, authority and capacity to execute and deliver this Agreement and to perform its obligations under this Agreement and any document contemplated to be delivered hereby.

(B) The execution and delivery of, and the performance and consummation of the transactions contemplated by this Agreement and the documents contemplated to be delivered hereby have been duly authorized by all requisite corporate action of the Company. This Agreement and the documents contemplated to be delivered hereby constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms.

(iv) No Conflict. The execution and delivery of this Agreement by the Company, the fulfillment of the Company’s obligations and undertakings hereunder and the consummation by the Company of the transactions contemplated hereby shall not violate or conflict with any provision of (A) any applicable law, ordinance, rule or regulation of any governmental body, (B) the charter, bylaws or similar operative documents of the Company, or

(C) any judgment, decree, writ, injunction, order or award of any arbitration panel, court or governmental authority, except in the case of clause (A) as would not have a Material Adverse Effect.

(v) Anti-takeover. The board of directors of the Company has taken all necessary action to cause Section 203 of the Delaware General Corporate Law to be inapplicable to the Company, and has taken all necessary action to cause any other applicable anti-takeover or similar statute or regulation or provision of the Company charter or bylaws, or other organizational or constitutive documents or governing instruments of the Company, to be inapplicable to any acquisition of Purchased Shares by Amgen.

3. Standstill Waiver. This Agreement hereby amends the Confidentiality Agreement dated February 11, 2003 between Amgen and the Company, as amended by an amendment letter dated May 21, 2003 between the Parties and an amendment letter dated August 29, 2003 between the Parties (as amended, the “Confidentiality Agreement”), to provide that the prohibitions, restrictions and other terms and conditions contained in Section 6 of the Confidentiality Agreement shall not apply to any acquisition of any Purchased Shares by Amgen or offer or proposal in connection therewith.

4. Deliveries Prior to Offering. The Company hereby covenants and agrees to deliver to Amgen the following documents prior to the commencement of the sale of any securities by the Underwriters in the Offering (except that the Company agrees to deliver (i) the consents or legal opinions described in Section 4(b) below on such date as the referenced opinion letters are delivered to the Underwriters, provided that Amgen acquires Purchased Shares and (ii) the Officer’s Certificate in Section 4(e) below on each date, if any, that Amgen acquires Purchased Shares), which documents shall be fully-executed (other than any required execution by Amgen) and in full force and effect as of the date of delivery, and such documents shall not be or have been amended, modified, revoked, superseded or otherwise rendered ineffective or incorrect in any way on or prior to the completion of the Offering:

(a) Amendment to Rights Agreement. An amendment to the Rights Agreement dated as of December 11, 2002 by and between the Company and Wells Fargo Bank Minnesota, N.A., as amended by an amendment thereto dated May 21, 2003, substantially in the form attached hereto as Appendix A.

(b) Opinion Reliance. Either (i) a written consent of Cooley Godward LLP, or such other outside counsel representing the Company in the Offering as is reasonably acceptable to Amgen, and a written consent of any other counsel (including in-house counsel and patent counsel) representing the Company in the Offering that delivers an opinion to the Underwriters in connection with the Offering, that in each case entitles Amgen to rely upon such counsel’s opinion given to the Underwriters in connection with the Offering to the same extent as if such counsel had given the opinion directly to Amgen; or (ii) an opinion of each such counsel addressed to Amgen in substantially the same form as such counsel’s opinion given to the Underwriters in connection with the Offering; provided, however, that in the case of clause (i) such reliance letters will not permit Amgen to rely upon, and in the case of clause (ii) such opinions will not include, any “negative 10b-5” assurance included in the opinions to the Underwriters.

(c) Amendment to Registration Rights Agreement. An amendment to the Registration Rights Agreement dated June 27, 2003 between the Parties (the “Amgen

Registration Rights Agreement”), substantially in the form attached hereto as Appendix B (the “Amendment to Registration Rights Agreement”), and an officer’s certificate certifying that the Company’s board of directors has authorized the officers of the Company to enter into such Amendment to Registration Rights Agreement.

(d) Reserved.

(e) Officer’s Certificate. A certificate executed by the Chief Financial Officer of the Company (an “Officer’s Certificate”) certifying that the representations and warranties of the Company set forth in Section 2(b) hereof are true and correct as of each date, if any, that Amgen acquires Purchased Shares.

5. Further Assurances. The Company agrees to use its commercially reasonable efforts to take, or cause to be taken, any appropriate action, and do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the terms of this Agreement, including procuring and delivering the documents required to be delivered under Section 4 hereof, as promptly as practicable after the date hereof (provided that, the Company agrees to deliver the Officer’s Certificate on each date, if any, that Amgen acquires Purchased Shares). Without limiting the generality of the foregoing, the Company shall solicit within five business days of the date hereof, and use its commercially reasonable efforts to obtain as promptly as practicable, the affirmative waiver or consent of (i) the holders of a majority of the Company’s outstanding Registrable Securities (as such term is defined in that certain Amended and Restated Registration Rights Agreement, dated as of August 15, 1999, by and among the Company, those individuals and entities set forth on the Schedule of Rights Holders attached thereto as Exhibit A and the holders of warrants to purchase the Company’s Series H Preferred Stock set forth on the Schedule of Warrantholders attached thereto as Exhibit B, as further amended by that certain Notice, Waiver and Amendment of Registration Rights dated as of July 23, 2001, and as further amended by that certain Consent, Waiver and Amendment of Registration Rights dated as of June 27, 2003) and (ii) the holders of a majority of the Company’s outstanding Registrable Securities (as such term is defined in that certain Investor Rights Agreement, dated as of October 31, 1997, by and among the Company and those individuals and entities set forth on the Schedule of Investors attached thereto as Exhibit A and those option holders set forth on the Schedule of Option Holders attached thereto as Exhibit B, as amended by that certain Notice, Waiver and Amendment of Registration Rights dated as of July 23, 2001, and as further amended by that certain Consent, Waiver and Amendment of Registration Rights dated as of June 27, 2003), waiving all piggy-back registration rights with respect to any registration statement filed by the Company pursuant to the Registration Rights Agreement, as amended by the Amendment to Registration Rights Agreement, which waivers and consents shall be in the form attached hereto as Appendix C (the “Registration Rights Holder Consent”). As soon as practicable after receipt of the Registration Rights Holder Consent, the Company shall deliver to Amgen an officer’s certificate certifying that the Registration Rights Holder Consent has been obtained.

6. Termination. This Agreement may be terminated at any time by the mutual written consent of the Company and Amgen. In the event that this Agreement shall be terminated, all further obligations of the Parties hereto under this Agreement shall terminate without further liability or obligation of either Party to the other Party hereunder; provided that, no Party shall be released from liability hereunder if this Agreement is terminated and the transactions abandoned by reason of (i) willful failure of such Party to have performed its obligations hereunder, (ii) breach of this Agreement or (iii) any knowing misrepresentation made by such Party of any material matter set forth herein. Notwithstanding the foregoing, the representations and warranties set forth in Section 2(b) of this Agreement and the covenants and agreements set forth in this Agreement shall survive the completion of the acquisition of Purchased Shares by Amgen for the full applicable statute of limitations, and the representations and warranties set forth in Section 2(a) of this Agreement (including those incorporated by reference into this Agreement) shall terminate upon the completion of the acquisition of Purchased Shares by Amgen.

7. Indemnity.

(a) In the event Amgen acquires Purchased Shares, the Company hereby agrees that Amgen shall receive the benefit of, and be entitled to rely upon, the indemnification and contribution obligations of the Company to the Underwriters in the Underwriting Agreements to the same extent as the Underwriters, as if the Company had entered into such indemnification and contribution obligations directly with Amgen. The indemnification and contribution obligations of the Company to the Underwriters in the Underwriting Agreements are hereby incorporated by reference into this Agreement for all purposes as if fully contained herein, provided that all references in such indemnification obligations to each of the Underwriters and its partners, directors and officers, and any person who controls such Underwriter shall refer to Amgen and its affiliates and its and their officers, directors and agents (the “Amgen Indemnitees”); and provided further, however, that Amgen shall not receive the benefit of, and shall not be entitled to rely upon, the indemnification and contribution obligations of the Company to the Underwriters in the Underwriting Agreements with respect to any materials used in the marketing of the Offering other than the prospectus supplement and accompanying prospectus delivered in connection with the Offering.

(b) In the event Amgen acquires Purchased Shares, the Companyshall indemnify and hold the Amgen Indemnitees harmless from and against, and shall pay to Amgen the full amount of, any loss, claim, damage, liability or expense (including reasonable attorneys’ fees) (hereafter referred to as a “Claim”) resulting to an Amgen Indemnitee from, any inaccuracy in any representation or warranty set forth in Section 2(b) of this Agreementor any material breach of any covenant or agreement by the Company contained in this Agreement. Upon the occurrence of any event for which Amgen is entitled to indemnification under this Agreement, Amgen shall have all the rights and remedies in law and in equity available to it.

8. Reserved.

9. Amendment. This Agreement shall not be changed or modified orally, but only by an instrument in writing signed by both Parties.

10. Governing Law. This Agreement and the validity, performance, construction and effect of this Agreement shall be governed in all respects by the laws of the State of California, with the exception of its provisions governing the conflict of laws.

11. Jurisdiction. Each of the Parties hereby irrevocably and unconditionally submits, for itself and its assets and properties, to the exclusive jurisdiction of any California State court, or Federal court of the United States of America, sitting within the State of California, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, or for recognition or enforcement of any judgment relating thereto, and each of the Parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in such courts, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in such California State court or, to the extent permitted by law, in such Federal court, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such California State or Federal court, and (iv) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such California State or Federal court. Each of the Parties hereby agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each of the Parties hereby irrevocably consents to service of process in the manner provided for notices in Section 11 hereof. Nothing in this Agreement will affect the right of any Party to this Agreement to serve process in any other manner permitted by applicable law.

12. Assignment. This Agreement may not be assigned by either Party without the prior written consent of the other, except that, (a) Amgen may assign this Agreement to an “affiliate” (as such term is defined in Rule 501(b) of Regulation D promulgated under the Securities Act) of Amgen and (b) the Company may assign this Agreement to a party that acquires all or substantially all of the Company’s business, whether by merger, sale of assets or otherwise. A merger, consolidation or other reorganization shall be deemed to constitute an assignment.

13. Notices. Any notices required or permitted hereunder shall be given to the appropriate Party at the address specified below or at such other address as the Party shall specify in writing. Such notice shall be in writing sent by: (i) certified mail, postage prepaid, return receipt requested; (ii) nationally recognized courier service; or (iii) facsimile. Notice shall be deemed given (a) if sent by certified mail, on the earlier of the date the return receipt is signed or on the third business day (fifth business day if sent internationally) after the notice is mailed; (b) if sent by nationally recognized courier service, on the day the notice is delivered according to the records of such courier service; or (c) if sent by facsimile, upon the date such notice is transmitted by facsimile, provided that such transmission is subsequently confirmed by a hard copy sent by nationally recognized courier service within twenty-four (24) hours of the transmission.

For Company:	Tularik Inc.
1120 Veterans Boulevard
South San Francisco, CA 94080
Facsimile: (650) 825-7303
Attention: Secretary

With a copy to:	Cooley Godward LLP
Five Palo Alto Square
3000 El Camino Real
Palo Alto, CA 94306-2155
Facsimile: (650) 849-7400
Attention: Suzanne Sawochka Hooper

For Amgen:	Amgen Inc.
One Amgen Center Drive
Thousand Oaks, CA 91320-1799
Facsimile: (805) 499-8011
Attention: Corporate Secretary

With a copy to:	Latham & Watkins
650 Town Center Drive
20th Floor
Costa Mesa, California 92626
Facsimile: (714) 755-8290
Attention: Charles K. Ruck

14. Waiver. The failure of either Party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other Party. None of the terms, covenants and conditions of this Agreement can be waived except by the written consent of the Party waiving compliance.

15. Counterparts. This Agreement may be executed in counterparts, all of which taken together shall be regarded as one and the same instrument. Execution and delivery of this Agreement by exchange of facsimile copies bearing the facsimile signature of a Party hereto shall constitute a valid and binding execution and delivery of this Agreement by such Party. Such facsimile copies shall constitute enforceable original documents.

16. Severability. If any provision of this Agreement is declared invalid by a court of last resort or by any court from the decision of which an appeal is not taken within the time provided by law, then and in such event, this Agreement will be deemed to have been terminated only as to the portion thereof that relates to the provision invalidated by that decision, but this Agreement, in all other respects will remain in force; provided, however, that if the provision so invalidated is essential to this Agreement as a whole, then the Parties shall negotiate in good faith to amend the terms hereof as nearly as practical to carry out the original intent of the Parties.

17. Headings. The headings used in this Agreement have been inserted for convenience only, and they are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement by their duly authorized representatives as of the date first written above.

COMPANY:		AMGEN:

Tularik Inc.		Amgen Inc.

By:	/s/ William J. Rieflin	By:	/s/ Richard Nanula

	William J. Rieflin	Name:	Richard Nanula
	Executive Vice President, Administration	Title:	Executive Vice President, Finance, Strategy and Communications, and CFO